                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY REGISTRANT [X]           FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]
--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Confidential, for use of the Commission only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          BRUNSWICK TECHNOLOGIES, INC.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-(6)(i)(1) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   1) Amount previously paid:

   2) Form, schedule or registration statement no.:

   3) Filing party:

   4) Date filed:
---------------
(1)Set forth the amount on which the filing fee is calculated and state how it was determined.

--------------------------------------------------------------------------------

                          BRUNSWICK TECHNOLOGIES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           MAY 16, 2000 -- 10:00 A.M.

     You are hereby notified that the Annual Meeting of Stockholders of Brunswick Technologies, Inc. will be held on May 16, 2000, at 10:00 A.M., at the Marriott at Sable Oaks, 200 Sable Oaks Drive, South Portland, Maine, 04106, to consider and act upon the following matters:

     1. To elect the members of the Board of Directors;

     2. To approve an amendment to the Company's 1997 Equity Incentive Plan to increase the number of shares of common stock available for awards from 421,740 to 821,470;

     3. To ratify the action of the Board of Directors in selecting PricewaterhouseCoopers LLP as independent accountants for the Company; and

     4. To transact such other business as may properly come before the meeting.

     If you are unable to attend the meeting personally, please be sure to date, sign and return the enclosed proxy in the envelope provided to: Boston EquiServe, L.P., 150 Royall Street, Mail Stop 45-02-62, Canton, Massachusetts 02021.

     Only stockholders of record on the books of the Company at the close of business on March 24, 2000 are entitled to notice of and to vote at the meeting.

                                            By Order of the Board of Directors,

                                            DANIEL G. MCKAY, Clerk

Dated: April 17, 2000

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING.

                          BRUNSWICK TECHNOLOGIES, INC.
                               EXECUTIVE OFFICES:
                               43 BIBBER PARKWAY
                             BRUNSWICK, MAINE 04011

                                PROXY STATEMENT
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     This proxy statement and the accompanying proxy card are being mailed to stockholders commencing on or about April 17, 2000. The accompanying proxy is solicited by the Board of Directors of Brunswick Technologies, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on May 16, 2000, and any adjournment or adjournments thereof. The cost of soliciting proxies will be borne by the Company. Directors, officers and a few employees may assist in the solicitation of proxies by mail, telephone, telegraph and personal interview without additional compensation.

     When a proxy card is returned properly signed, the shares represented thereby will be voted by the persons named as proxies in accordance with the stockholder's directions. You are urged to specify your choices on the enclosed proxy card. If a proxy card is signed and returned without specifying choices, the shares will be voted 'FOR' proposals 1, 2, and 3 and as to other matters that may properly come before the meeting, at the discretion of the persons named as proxies in the manner they believe to be in the best interests of the Company. A stockholder giving a proxy may revoke it at any time before it is voted at the meeting by written notice to the Company, by oral notice to the Clerk at the meeting or by submitting a later dated proxy.

     The Board of Directors of the Company (also referred to herein as the "Board") has fixed the close of business on March 24, 2000 as the record date for the meeting. Only stockholders of record on the record date are entitled to notice of and to vote at the meeting. On the record date, there were 5,230,823 shares of the Company's common stock, $0.0001 par value (the "Common Stock") issued and outstanding, each of which is entitled to one vote. The holders of Common Stock do not have cumulative voting rights.

                               QUORUM AND VOTING

     The presence in person or by proxy at the annual meeting of holders of one-half ( 1/2) of the Common Stock issued and outstanding is required for a quorum. Therefore, holders of not less than 2,615,412 shares of Common Stock must be present in person or by proxy for there to be a quorum. Shares represented by all proxies received, including proxies that withhold authority for the election of directors and/or abstain from voting on the ratification of the accountants, as well as "broker non-votes," discussed below, count toward establishing the presence of a quorum.

     Assuming the presence of a quorum, directors of the Company are elected by majority vote of the shares of Common Stock present in person or by proxy and voting in the election of directors. Shares may be voted for or withheld from each nominee for election as a director. Shares for which the vote is withheld and "broker non-votes" will be excluded entirely and have no effect on the election of directors of the Company. Adoption of proposal 2 requires the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote.

     Under applicable rules, brokers who hold shares of the Company's Common Stock in street name have the authority to vote the shares in the broker's discretion on "routine" matters if they have not received specific instructions from the beneficial owner of the shares. The uncontested election of directors, the amendment to the 1997 Equity Incentive Plan and the ratification of independent accountants are "routine" matters for this purpose. With respect to matters which are determined by the appropriate broker-dealer regulatory organization to be "non-routine," none of which is currently on the agenda for this meeting of the

Company's stockholders, brokers may not vote shares held in street name without specific instructions from the beneficial owner. If a broker holding shares in street name submits a proxy card on which the broker physically lines out the matter, that action is called a "broker non-vote" as to that matter. "Broker non-votes" are not counted in determining the number of votes cast with respect to the matter. If a broker submits a proxy but does not indicate a specific choice on a "routine" matter, the shares will be voted as specified in the proxy card. At this meeting of the Company's stockholders, shares represented by such a proxy card would be voted for the election of the director nominees, for amending the 1997 Equity Incentive Plan and for ratification of the independent accountants.

                             ELECTION OF DIRECTORS
                           (ITEM 1 ON THE PROXY CARD)

     The Board of Directors currently consists of six members, with the term of each director expiring at each annual meeting of stockholders.

     The term of the current Board of Directors, currently consisting of Martin
S. Grimnes, William M. Dubay, Richard J. Corbin, Kenneth J. Hatten, Max G. Pitcher, David E. Sharpe and Peter N. Walmsley, expires at the 2000 annual meeting. It is proposed that each of these directors, other than Mr. Sharpe, who has advised the Company that he does not wish to stand for reelection at the annual meeting, be elected to serve another term. The Board of Directors is currently seeking an appropriate member to fill the vacancy on the Board to be vacated by David Sharpe. Such vacancy may be filled by the Board of Directors prior to the 2001 Annual Meeting of Stockholders. Unless otherwise instructed in the proxy, all proxies will be voted to elect these directors to one-year terms expiring at the 2001 annual meeting, with each such director to hold office until his successor has been duly elected and qualified. The Company does not contemplate that any of these directors will be unable to serve, but in that event, proxies solicited hereby will be voted for the election of another person or persons to be designated by the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE NUMBER OF THE BOARD OF DIRECTORS BE SET AT SEVEN AND THAT YOU VOTE 'FOR' THE ELECTION OF MESSRS. GRIMNES, DUBAY, CORBIN, HATTEN, PITCHER AND WALMSLEY.

     The following table and narrative sets forth information regarding the principal occupations, other affiliations, committee memberships and ages of the nominees and directors of the Company continuing in office.

     NOMINEES FOR ELECTION:

                                                                POSITION                      DIRECTOR
                NAME                   AGE                    WITH COMPANY                      SINCE
                ----                   ---                    ------------                    --------
  Martin S. Grimnes..................  52   Chairman of the Board, Chief Executive Officer      1984
                                            and Director
  William M. Dubay...................  49   President, Chief Operating Officer and Director     1997
  Richard J. Corbin(2)...............  61   Director                                            1999
  Kenneth J. Hatten..................  56   Director                                            2000
  Max G. Pitcher(1)..................  64   Director                                            1997
  Peter N. Walmsley(1)...............  64   Director                                            1991

---------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     MARTIN S. GRIMNES is the founder of the Company, has served both as a director and Chief Executive Officer since the Company's inception in 1984, has served as Chairman of the Board since 1987 and served as President and Treasurer between 1984 and 1987. Mr. Grimnes has a textile engineering degree from the Technische Akademie e.V. in Hohenstein, Germany, and a B.S. in Industrial Management from the University of Vermont. Prior to founding the Company, he was export manager for W.S. Libbey Co. of

Lewiston, Maine, an industrial and decorative textile manufacturer (1980 --
1984), and General Manager of Sandvika Veveri A/S of Oslo, Norway, a decorative textile manufacturer (1974 -- 1980).

     WILLIAM M. DUBAY has been employed by the Company since May 1989, has served as President and Chief Operating Officer since November 1991, and has been a director since the completion of the Company's initial public offering in February, 1997. Mr. Dubay received a B.A. in Business Education from Thomas College in Waterville, Maine. Prior to his employment by the Company, he was Manager of Provider Services for Blue Cross/Blue Shield of Maine (November 1987 through April 1989) and from June 1981 through August 1987, was employed by Sabre Yachts in South Casco, Maine, a nationally known manufacturer of premium quality sailing yachts, where he earned successive promotions to Senior Manager, Manufacturing.

     RICHARD J. CORBIN who became a director upon election in May, 1999 is currently a member of United Ventures L.L.C., an entity recently formed to acquire majority interests in companies. United provides capital, management and marketing expertise to its portfolio companies. Previously he was President and Chief Executive Officer of Whistler, Inc., based in Chelmsford, Massachusetts, a diversified electronics and manufacturing company, best known for its radar detector products. From December 1995 to June 1998 Mr. Corbin was President and Chief Executive Officer of EMCO, Inc. in North Bergen, New Jersey, a subsidiary of Merrill Lynch Interfunding, Inc. a wholesaler of office products. Prior to that Mr. Corbin served as Senior Vice President of EKCO Group, Inc. and President of its subsidiary EKCO Housewares, Inc., a manufacturer of bakeware and kitchenware. From 1986 to 1995 Mr. Corbin was President and Chief Executive Officer of Forster Manufacturing Company, a Maine based producer and marketer of household products and sporting goods. Mr. Corbin holds a BS in Education from the University of Miami and completed the Executive Program at the Amos Tuck School of Dartmouth College.

     KENNETH J. HATTEN became a director on April 11, 2000, filling the vacancy created by the resignation of Donald Hughes. Dr. Hatten is Professor of Management Policy and Chairman of the Management Policy Department at Boston University, where he has developed and taught cross disciplinary core courses for Executive, MBA and undergraduate business programs. He is a specialist in Strategic Management, Strategic Groups and in the Strategic Management of Financial Service Firms. He was formerly on the faculty of the Harvard Business School and has taught at Vanderbilt and Purdue Universities. Dr. Hatten is Managing Director of Hatten Associates, which provides consulting to a number of companies on strategic management issues. He earned his Ph.D. in Strategic Management from Purdue University, his MBA, M. Eng. Sc. (Traffic and Transportation Engineering), and BR (Civil Engineering) degrees from the University of New South Wales in Sydney, Australia. In Australia, Dr. Hatten worked as a civil engineer and as a consulting traffic engineer.

     MAX G. PITCHER, who became a director upon the completion of the Company's initial public offering in February, 1997, is President of NEFT Inc., which manufactures oil equipment in Russia. Mr. Pitcher retired from Conoco Inc. on January 1, 1993, where he was Executive Vice President, Exploration Production, with oversight responsibility for Europe, Africa, and the former U.S.S.R. Mr. Pitcher had been with Conoco for 30 years. He was also a Senior Vice President of E.I. du Pont de Nemours and Company, Inc., the parent company of Conoco. Mr. Pitcher received his bachelor's and master's degrees in petroleum geology from Brigham Young University and his Ph.D. in geology from Columbia University. He is a member of the American Association of Petroleum Geologists (AAPG) and currently serves on AAPG's industry liaison committee.

     PETER N. WALMSLEY has been for more than the past six years, one of two general partners of AMT Associates Ltd., the sole general partner of both AMT Venture Partners, Ltd. and JHAM Limited Partnership, which are venture capital funds and former stockholders of the Company. During the past five years he has been President and 50% owner of AMT Management, Inc., and during the last three years, he has been President and sole owner of AMT Venture Funds, Inc. AMT Management and AMT Venture Funds are the corporations which manage the two venture capital funds. Mr. Walmsley was previously Manager, Acquisitions & Divestitures, in the Corporate Plans Department at E.I. du Pont de Nemours and Company,

Inc., where he was also responsible for corporate venture capital activities. Mr. Walmsley received his Ph.D. in chemical engineering at Manchester University in England.

            INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES

MEETINGS

     The Company's Board of Directors held five meetings during fiscal year 1999. The Board has standing audit and compensation committees; there is no nominating committee. No director attended fewer than 75% of the aggregate of
(1) the total number of meetings of the Board; and (2) the total number of meetings of the committees of which they were members.

AUDIT COMMITTEE

     The Audit Committee currently consists of two members: Peter N. Walmsley and Max G. Pitcher. The Audit Committee meets with the Company's auditors and principal financial personnel to review the results of the annual audit. The Audit Committee also reviews the scope of, and establishes fees for, audit and non-audit services performed by the independent accountants, and reviews the independence of the independent accountants and the adequacy and effectiveness of the Company's internal accounting controls. The Audit Committee held two meetings in fiscal year 1999.

COMPENSATION COMMITTEE

     The Compensation Committee establishes the compensation, including bonus and incentive arrangements, of the Company's Chief Executive Officer and considers and approves or modifies the recommendations of the Chief Executive Officer as to the proposed compensation of each executive officer of the Company whose aggregate compensation exceeds a threshold amount of $100,000. The Compensation Committee currently consists of two members: Richard J. Corbin and David E. Sharpe. The Compensation Committee held two meetings in fiscal year 1999.

COMPENSATION OF DIRECTORS

     All directors are reimbursed by the Company for their out-of-pocket expenses incurred in connection with attendance at Board and committee meetings or otherwise in the performance of their services as a director. Directors who are not employees of the Company or affiliated with or related to a principal stockholder of the Company ("outside directors"), Messrs. Hughes, Corbin, Walmsley and Pitcher in 1999, and to include Mr. Hatten in 2000, each receive, at the time of his/her initial election to the Board as an outside director, 1,000 shares of the Common Stock of the Company and an option to purchase an additional 4,500 shares of Common Stock, vesting in three equal tranches over a three year period, priced at the closing market price on the date of election. The outside directors also receive an annual retainer of $6,000, payable quarterly, and a fee of $1,000 for each Board or committee meeting attended; provided, however, that compensation for a committee meeting held in conjunction with a Board meeting is set at $500. The foregoing compensation to the outside directors is to be paid in shares of Common Stock, based on the average closing price of the Common Stock during the quarter in which services as a director were performed. Messrs. Hughes, Pitcher, Corbin and Walmsley received 2,179, 2,463, 1,649 and 2,463 shares of Common Stock respectively, in lieu of cash compensation relative to fiscal year 1999. All shares issued are restricted and may not be sold while the individual is a director of the Company. No other directors receive any compensation for performance of their services as directors.

                       EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth certain information concerning the executive officers of the Company who are not also directors. The executive officers of the Company are elected annually by the Board of Directors following the Annual Meeting of Stockholders and serve at the discretion of the Board.

             NAME               AGE                    POSITION WITH COMPANY
             ----               ---                    ---------------------
Robert Fuller.................  43     Vice President, Sales
Alan M. Chesney...............  44     Vice President, Chief Financial Officer and Treasurer
Thomas L. Wallace.............  47     Vice President, Manufacturing

     ROBERT R. FULLER has served as Vice President, Sales, since 1993 and has been with the Company since 1990. Mr. Fuller received his B.S. in engineering-naval architecture from the University of Michigan in Ann Arbor. Prior to his employment with the Company, Mr. Fuller founded and was Chief Executive Officer of Advanced Sail Concepts, a ship design firm located in Massachusetts and North Carolina. He has also served as a naval architect and project manager with General Dynamics in Quincy, Massachusetts.

     ALAN M. CHESNEY has served as Chief Financial Officer since May, 1998, having served as Interim Chief Financial Officer and Treasurer of the Company since February 1998. Prior to joining the Company, Mr. Chesney served as Vice President of Commercial Lending in the Asset Based Lending Division of Fleet Bank of Maine from 1991 to 1994. From 1994 to 1996, Mr. Chesney served as Sales Operations Manager of the Company, and during 1997 he served as Business Information Manager of the Company. Mr. Chesney received his Bachelor's Degree in Business Administration from the University of Massachusetts.

     THOMAS L. WALLACE has served as Vice President, Manufacturing since January 1994. Prior thereto he was Manufacturing Manager for Personal Electronics in Manchester, N.H. from March 1992 through December 1993, Director of Quality Assurance for AM Technologies in Manchester, N.H. from August 1991 until March 1992 and Director of Operations for Summa Four, also in Manchester, N.H. from May 1983 until August 1991. Mr. Wallace received his B.S. in business management from Franklin Pierce College and has completed various MBA courses at the University of New Hampshire.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth information as of April 12, 2000, to the best of the Company's knowledge, regarding beneficial ownership of Common Stock of each person who is known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, each director, each nominee and each "named executive officer" (as defined in Item 402 of Regulation S-K), certain other executive officers, as disclosed above, and all directors and executive officers as a group.

                       NAME OF OWNER+                         NUMBER(1)    PERCENT(1)
                       --------------                         ---------    ----------
David E. Sharpe(2)..........................................    713,746      13.65%
  Director
Vetrotex America(2).........................................    713,746      13.65%
Martin S. Grimnes(3)........................................    288,204       5.51%
  Chairman, Chief Executive Officer and Director
William M. Dubay(4).........................................    110,243       2.11%
  President, Chief Operating Officer and Director
Robert Fuller(5)............................................     69,537        1.3%
  Vice President, Sales
Max G. Pitcher(6)...........................................     11,534          *
  Director
Peter N. Walmsley(7)........................................      8,976          *
  Director
Richard J. Corbin(8)........................................      5,149          *
  Director
Kenneth J. Hatten(9)........................................      2,125          *
  Director
Alan M. Chesney(10).........................................     12,095          *
  Vice President, Chief Financial Officer and Treasurer
Thomas L. Wallace(11).......................................     42,645          *
  Vice President, Manufacturing
Dimensional Fund Advisors, Inc.(12).........................    334,200       5.69%
Wellington Management Company, LLP(13)......................    460,000       9.78%
All Directors, Nominees and Executive Officers as a group
  (10 persons)..............................................  1,264,254       22.8%

---------------
   + The address of Messrs. Sharpe, Corbin, Hatten, Walmsley, Grimnes, Dubay,
     Fuller, Pitcher, Chesney, and Wallace, is c/o Brunswick Technologies, Inc., 43 Bibber Parkway, Brunswick, ME 04011. The address of Vetrotex America is 750 E. Swedesford Road, Valley Forge, PA 19482. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, Santa Monica, California 90401. The address of Wellington Management Company, LLP is 75 State Street, Boston MA 02109.

   * Less than 1% of the outstanding shares of Common Stock.

 (1) For the purpose of this table, shares of Common Stock, which to the Company's knowledge, an individual or group has a right to acquire within sixty (60) days upon the exercise of options or warrants, are deemed outstanding for the purposes of computing the number and percentage of shares beneficially owned by such individual or group. Such shares are not deemed to be outstanding for the purpose of computing the percentage of shares beneficially owned by any other individual or group shown in the table. This table does not include 98 shares of Common Stock held by the executive officers of the Company through the Company's 401(k) plan.

 (2) Includes 713,746 shares of Common Stock beneficially owned by Vetrotex America ("Vetrotex"). Mr. Sharpe, currently a director of the Company who is not standing for reelection, is the Vice President, Sales and Marketing, of Vetrotex. Mr. Sharpe disclaims beneficial ownership of shares held or beneficially owned by Vetrotex.

 (3) Includes 141,004 shares of Common Stock subject to options exercisable within 60 days of April 1, 2000.

 (4) Includes 96,673 shares of Common Stock subject to options exercisable within 60 days of April 1, 2000.

 (5) Includes 69,537 shares of Common Stock subject to options exercisable within 60 days of April 1, 2000.

 (6) Includes 4,900 shares of Common Stock subject to options exercisable within 60 days of April 1, 2000.

 (7) Includes 3,400 shares of Common Stock subject to options exercisable within 60 days of April 1, 2000.

 (8) Includes 1,500 Common Stocks subject to options exercisable within 60 days of April 1, 2000.

 (9) Includes 1,125 shares of Common Stock owned by The Hatten HR-10 Profit Sharing Plan and Trust as to which the beneficial owner has shared investment power.

(10) Includes 4,640 shares of Common Stock subject to options exercisable within 60 days of April 1, 2000.

(11) Includes 42,345 shares of Common Stock subject to options exercisable within 60 days of April 1, 2000.

(12) Includes 334,200 shares of Common Stock as to which the beneficial owner has sole voting power and sole dispositive power. Dimensional Advisors, Inc. disclaims beneficial ownership of such securities. The information with respect to the beneficial owner has been taken from the beneficial owner's 13G filed with the Commission on February 3, 2000.

(13) Includes 460,000 shares of Common Stock as to which the beneficial owner has shared voting power and shared dispositive power. The information with respect to the beneficial owner has been taken from the beneficial owner's
     Schedule 13G/A filed with the Commission on February 2, 2000.

                             EXECUTIVE COMPENSATION

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing the compensation, including bonus and incentive arrangements, of the Company's Chief Executive Officer and to consider and approve or modify the recommendations of the Chief Executive Officer as to the proposed compensation of each executive officer of the Company whose aggregate compensation exceeds a threshold amount of $100,000.

     The compensation policy of the Company for its executive officers is based on the following principles:

        - the compensation program should support the strategic and financial objectives of the Company by rewarding its executive officers for regular and significant improvement in earnings and increase in the value of the Company's Common Stock;

        - the compensation program should reflect the highly competitive nature of the industry in which the Company operates, and the fact that the key executives throughout the industry are known to each other; and

        - an important part of the compensation program is to provide performance-based incentives to executive officers by way of equity ownership so that, with successful performance and the consequent increase in the value of the Company, their interests become more and more aligned with those of the owners of the Company's Common Stock.

     The Company is a leading developer and producer of engineered reinforcement fabrics used in the fabrication of composite materials. The Company's technologically advanced stitchbonding equipment and processes prepare fabrics which are used in the construction of such diverse items as boats, skis, diving boards, protective helmets and ballistic armor applications, car and truck parts, and industrial tanks and pipes. As a result of their superior features, composite reinforcement fabrics are increasingly demanded by a growing number of industries and applications, including transportation, infrastructure, recreation, petro-chemical and construction. There are competitors which the Company believes have significant shares of these markets, and are known to the members of the Committee, whose experience in the industry is extensive.

     The Chief Executive Officer's salary, bonus and, when granted, options to purchase stock of the Company, are determined annually by the Committee based on the Committee's subjective evaluation of a variety of factors, each of which is weighted, again subjectively, by each member of the Committee according to his own experience and background. Among the criteria used by each member of the Committee in making his evaluation of the appropriate compensation of the Chief Executive Officer are:

        - the compensation of the chief executives of competitive entities;

        - his influence on the performance of the Company through his leadership, management, financial and/or sales skills;

        - his ability to work with, influence and effectuate the policies of the Board of Directors;

        - his skill in long range planning for the Company's future growth and activities; and

        - the manner in which he positions the Company to succeed in what has been in recent years a very competitive market.

     These criteria are used by the members of the Committee in determining each element of compensation. There is no specific relationship between the performance of the Company and the compensation of the executive officers, although, with respect to bonuses and stock options, performance of the Company is given more weight by the Committee than the other criteria. The Committee believes that the total compensation program for executives of the Company is on a level with the compensation programs provided by other companies facing similar challenges.

     The salary shown in the Summary Compensation Table represents the fixed portion of compensation for each named executive officer for the year. Changes in salary depend upon overall Company performance as well as levels of base salary paid by companies of similar size in the Company's industry.

     In 1999, the 1999 base salary for the Chief Executive Officer was increased by 5%. In addition, increases for other named executive officers ranged from 5% -- 10%. In 2000, the base salaries were increased in a range of 5% -- 11%. These changes were felt to be necessary to bring the base salaries of the key executives more in line with competitive salaries for similar positions.

     In order to provide what the Committee believes to be appropriate and to continue long-term incentives to these named executive officers, and in order to align more fully the interests of the stockholders and the named executive officers, the Company granted new options for 35,820 shares in the aggregate to the named executive officers in 1999. As these options were granted with exercise prices equal to the market value of the Common Stock on the grant date, they provide incentive for the creation of stockholder value over the long term since their full benefit cannot be realized unless there occurs over time an appreciation in the price of the Common Stock. The Committee considers the number of shares to be an appropriate incentive for the named executive officers to continue to focus on building stockholder value.

     The Committee has reviewed the potential consequences for the Company of
Section 162(m) of the Internal Revenue Code, which imposes a limit on tax deductions for annual compensation in excess of one million dollars paid to any of the five most highly compensated executive officers of the employing company. Based on such review, the Committee believes that the limitation had no effect on the Company in 1999 nor will it have any effect on the Company in 2000.

                                            Respectfully submitted,

                                            David E. Sharpe, Chairman
                                            Richard J. Corbin

COMPENSATION COMMITTEE INTERLOCKS

     None of the executive officers of the Company has served on the board of directors or compensation committee of any other entity that has had any of such entity's executive officers serve on the Company's Board of Directors or Compensation Committee.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     The Board of Directors has approved one year employment contracts with the named executive officers and Malcolm Lee, the General Manager of Brunswick Technologies Europe, Ltd., renewable year to year unless terminated by either party. Upon a change of control of the Company, the agreements provide that if the change of control was not approved by the Company's Board of Directors, the agreements automatically extend for three years. If the officer is terminated by the Company (which would include a termination by the officer for 'good cause' as defined in the agreement), the officer would receive a severance amount equal to three times both the officer's highest base salary plus the highest bonus in effect during the three year period. If the officer remains in the employ of the Company one year after the change of control, he would receive a bonus equal to one times the base salary plus bonus and the severance amount would reduce to a multiple of two.

     In the event of a change of control approved by the Board, the contract would automatically convert to a two year contract. Upon any change of control, the employee would have the right to terminate the agreement for any reason within six months of the date of the change of control and receive an eighteen month severance payment, provided that in the case of a change of control approved by the Board, the officer is subject to a non-competition agreement during the severance period. For purposes of the agreements, a change of control is defined as the acquisition of twenty-five percent of the Company's outstanding shares of common stock.

     All options granted under the Company's 1997 Equity Incentive Plan automatically vest upon a change of control of the Company.

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the "named executive officers," as defined in Item 402 of Regulation S-K) during the fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999:

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                                                COMPENSATION
                                                                               ---------------
                                             ANNUAL COMPENSATION                   AWARDS
                                  ------------------------------------------   ---------------
                                  FISCAL                                         SECURITIES
                                   YEAR                       OTHER ANNUAL       UNDERLYING         ALL OTHER
                                   ENDED   SALARY    BONUS   COMPENSATION(2)   OPTIONS/SARS(3)   COMPENSATION(4)
  NAME AND PRINCIPAL POSITION     DEC. 31    ($)      ($)          ($)               (#)               ($)
  ---------------------------     -------  ------    -----   ---------------   ---------------   ---------------
Martin S. Grimnes...............   1999    151,551    154             --           10,070             7,953
  Chairman and Chief               1998    148,784    154             --            7,500             7,097
  Executive Officer                1997    134,993    170             --            5,000             7,359
William M. Dubay................   1999    140,832    154         57,737            8,365            10,743
  President and Chief              1998    125,087    154             --            5,000            10,687
  Operating Officer                1997    123,879   1,453       131,025            3,750            11,980
Alan M. Chesney.................   1999    114,356    154             --            5,775             7,752
  Vice President and               1998     89,488   2,271        16,371            3,000             1,000
  Chief Financial Officer
Robert R. Fuller................   1999    125,750    154             --            5,785             7,781
  Vice President, Sales            1998    120,891    154             --            4,000            10,201
                                   1997    112,637    170        270,855            2,500             8,222
Thomas L. Wallace...............   1999    118,377    154             --            5,825             7,116
  Vice President,                  1998    104,768    154             --            3,500             8,674
  Manufacturing                    1997     95,000    548             --            2,500             4,871

---------------

(1) Amounts shown indicate cash compensation earned and received by executive officers. Amounts shown also include sums for accrued but unused vacation time.

(2) Amounts shown reflect the difference between the aggregate exercise price of options exercised during the period, and the aggregate fair market value of the shares of Common Stock issued upon such exercises, as of the date of issuance.

(3) Amounts shown reflect grants of options to purchase Common Stock pursuant to the Company's stock option plans.

(4) Amounts shown reflect payments for automobile expenses, health and life insurance, tax preparation fees and memberships (where applicable).

OPTIONS/SAR GRANTS TABLE

     Set forth below is an Option/SAR Grants table concerning individual grants of stock options and SARs made during the last completed fiscal year to each of the named executive officers.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                         ----------------------------------------------------------          VALUE AT
                          NUMBER OF     PERCENT OF TOTAL                                  ASSUMED ANNUAL
                          SECURITIES      OPTIONS/SARS                                    RATES OF STOCK
                          UNDERLYING       GRANTED TO                                   PRICE APPRECIATION
                         OPTIONS/SARS     EMPLOYEES IN     EXERCISE OR                  FOR OPTION TERM(1)
                           GRANTED       FISCAL YEAR(2)    BASE PRICE    EXPIRATION    ---------------------
         NAME                (#)              (%)            ($/SH)       DATE(3)       5%($)        10%($)
         ----            ------------   ----------------   -----------   ----------     -----        ------
Martin S. Grimnes......     10,070           13.02            6.125       5/20/09      $105,485     $175,971
  Chairman and Chief
  Executive Officer
William M. Dubay.......      8,365           10.81            6.125       5/20/09      $ 87,624     $146,175
  President and Chief
  Operating Officer
Alan M. Chesney........      5,775            7.46            6.125       5/20/09      $ 60,492     $100,914
  Vice President and
  Chief Financial
  Officer
Robert R. Fuller.......      5,785            7.48            6.125       5/20/09      $ 60,597     $101,089
  Vice President, Sales
Thomas L. Wallace......      5,825            7.53            6.125       5/20/09      $ 61,016     $101,788
  Vice President,
  Manufacturing

---------------

(1) The dollar gains under these columns result from calculations assuming hypothetical growth rates as set by the Commission and are not intended to forecast price appreciation of the Common Stock.

(2) In fiscal 1999, options to purchase a total of 96,870 shares of Common Stock were granted to employees of the Company.

(3) These options vest in five (5) equal annual installments beginning one year from the date of grant. These options are subject to earlier termination upon certain events related to termination of employment.

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUE TABLE

     Set forth below is a table concerning the 1999 fiscal year-end value of unexercised options and SARs. William M. Dubay exercised a total of 10,320 stock options during the fiscal year ended December 31, 1999 valued at $57,737.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                    NUMBER OF
                                                                   SECURITIES           VALUE OF
                                                                   UNDERLYING         UNEXERCISED
                                                                   UNEXERCISED        IN-THE-MONEY
                                                                  OPTIONS/SARS        OPTIONS/SARS
                                                                    AT FISCAL          AT FISCAL
                                        SHARES                      YEAR-END            YEAR-END
                                       ACQUIRED       VALUE            (#)                ($)
                                      ON EXERCISE    REALIZED     EXERCISABLE/        EXERCISABLE/
                NAME                      (#)          ($)        UNEXERCISABLE     UNEXERCISABLE(1)
                ----                  -----------    --------    ---------------    ----------------
Martin S. Grimnes,..................           --         --     136,490/21,380      $407,093/4,730
  Chairman and Chief Executive
  Officer
William M. Dubay,...................       10,320     57,737     109,750/16,265      $329,881/3,378
  President and Chief Operating
  Officer
Alan M. Chesney,....................           --         --       2,885/11,860      $  3,041/3,041
  Vice President and Chief Financial
  Officer
Robert R. Fuller,...................           --         --      67,080/11,805      $173,774/2,703
  Vice President, Sales
Thomas L. Wallace,..................           --         --      39,980/11,445      $ 78,391/2,703
  Vice President, Manufacturing

---------------
(1) In-the-money options are those options for which the fair market value of the underlying Common Stock is greater than the exercise price of the option. On December 31, 1999 the fair market value of the Company's Common Stock underlying the options (as determined by the closing price reported on the Nasdaq National Market) was $3.563. The dollar value of the unexercised options is calculated by determining the difference between the fair market value of the Common Stock underlying the options and the exercise price of the options at fiscal year end.

                               PERFORMANCE GRAPH

     Set forth below is a line-graph presentation comparing the cumulative stockholder return on the Company's Common Stock, on an indexed basis, against cumulative total returns of the Nasdaq Stock Market (U.S. companies) and a "peer group" selected by management of the Company. The peer group selected for inclusion in this proxy statement includes Zoltek Companies, Inc. (Nasdaq symbol "ZOLT"), Denali Incorporated (Nasdaq symbol "DNLI"), Chemfab Corporation (New York Stock Exchange Symbol "CFA"), Hexcel Corporation (New York Stock Exchange symbol "HXL"), and Owens Corning (New York Stock Exchange symbol "OWC") (collectively, the "Peer Group Companies"). The Peer Group Companies were selected because they are frequently utilized as a basis for comparison with the Company. The returns for each company were weighted according to each issuer's market capitalization. The Performance Graph shows total return on an investment of $100 for the period beginning February 5, 1997 (the date of the Company's initial public offering) and ending December 31, 1999 (the Company's fiscal year end). The graph assumes reinvestment of dividends, if any. The graph is not necessarily indicative of future price performance.
[PERFORMANCE GRAPH]

                                                 BRUNSWICK TECHNOLOGIES,
                                                          INC.                  PEER GROUP INDEX           NASDAQ MARKET INDEX
                                                 -----------------------        ----------------           -------------------
02/05/97                                                 100.00                      100.00                      100.00
12/31/97                                                 146.25                       88.17                      114.34
12/31/98                                                  63.75                       66.56                      161.27
12/31/99                                                  35.63                       39.77                      284.43

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Martin Grimnes, Chairman and Chief Executive Officer of the Company has received loan advances from the Company aggregating $113,065. The obligation is evidenced by a promissory note, bears interest at the "prime" rate as published in the Wall Street Journal and is payable on demand.

     David E. Sharpe, currently a member of the Board of Directors and Compensation Committee, who has chosen not to seek reelection at the annual meeting, is the Vice President of Sales and Marketing of Vetrotex America, a stockholder of and major supplier of raw materials to the Company.

                     APPROVAL OF AMENDMENT TO THE COMPANY'S
                           1997 EQUITY INCENTIVE PLAN
                             (ITEM 2 ON PROXY CARD)

     In January, 1997, the Company adopted its 1997 Equity Incentive Plan (the "1997 Plan"). In March, 2000, the Board of Directors unanimously adopted, subject to shareholder approval, an amendment to the 1997 Plan to enhance the flexibility of the Board of Directors and the Compensation Committee in granting stock related awards to the Company's employees and consultants.

PROPOSED AMENDMENT

     The proposed amendment increases the aggregate number of shares of Common Stock authorized for issuance under the 1997 Plan from 421,740 shares to 821,740 shares, subject to adjustment from time to time for stock dividends and certain other changes in capitalization as provided in the 1997 Plan. The Board of Directors adopted this proposed amendment to ensure that there will be a sufficient reserve of shares to permit further grants to existing and new employees, directors and consultants at levels determined appropriate by the Board of Directors and the Compensation Committee. It is anticipated that the proposed increase will provide a sufficient number of shares to cover grants made over a period of approximately three years. Grants of stock and options have been an important part of the Company's overall compensation program. The Board of Directors believes that stock options serve to attract, retain and motivate employees, directors and consultants and to enhance their incentive to perform at the highest level and contribute significantly to the Company's success. As of March 24, 2000, options for an aggregate of 416,755 shares had been granted and were outstanding, and 250 shares had been exercised under the 1997 Plan, leaving 3,567 shares available for future issuance.

1997 EQUITY INCENTIVE PLAN AS AMENDED

     Pursuant to the 1997 Plan, the Compensation Committee is authorized to grant incentive stock options, non-statutory stock options, stock appreciation rights ("SARs"), restricted stock or similar securities defined thereunder (collectively, "Awards"), all in its discretion, to key personnel, consultants and directors of the Company or one of its affiliates. The number of shares and vesting schedules for exercise of the Awards are determined by the Compensation Committee. Incentive stock options are exercisable at the fair market value of the shares of Common Stock at the time of grant, except in the case of options granted to persons who own more than 10% of the outstanding Common Stock, who may only receive options that are exercisable at 110% of such fair market value. Non-statutory stock options and SARs may be issued with an exercise price no less than 50% of such fair market value. Options granted under the 1997 Plan are exercisable for a period of ten years from the date of grant, except that incentive stock options granted to persons who own more than 10% of the outstanding Common Stock terminate after five years. The terms and conditions of incentive stock options are subject to, and comply with, Section 422 of the Internal Revenue Code. In the event of a change in control of the Company, the Compensation Committee may: (i) provide for the acceleration of any time period relating to the exercise or realization of an Award, (ii) provide for the purchase of an Award upon the recipient's request, (iii) adjust the terms of an Award to reflect the change in control, (iv) cause an Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Compensation Committee may consider equitable and in the best interests of the Company. The 1997 Plan, as it is proposed to be amended, does not differ in any material respect from the existing 1997 Plan, other than with respect to the number of shares authorized and reserved for Award grants. The foregoing description of the 1997 Plan is only a summary and is qualified in its entirety by reference to the full text of the 1997 Plan, a copy of which is available upon request from the Company.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE 'FOR' APPROVING THE AMENDMENT TO THE 1997 EQUITY INCENTIVE PLAN.

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
                             (ITEM 3 ON PROXY CARD)

     The Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the books, records and accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2000. In accordance with a resolution of the Board of Directors, this selection is being presented to the stockholders for ratification at the meeting.

     PricewaterhouseCoopers LLP has no direct or indirect material financial interest in the Company or its subsidiaries. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting and will be given the opportunity to make a statement on behalf of PricewaterhouseCoopers LLP if they so desire. The representatives also will be available to respond to questions raised by those in attendance at the meeting.

     Proxies solicited by management will be voted for ratification of the selection of PricewaterhouseCoopers LLP unless stockholders specify otherwise. As discussed at the beginning of this proxy statement, the affirmative vote of a majority of the outstanding shares of Common Stock is required to ratify the selection of PricewaterhouseCoopers LLP. Ratification of this appointment is not, however, required. If the selection is not ratified by the stockholders, the Board of Directors will not change the appointment for fiscal year 2000, but will consider the stockholder vote in appointing auditors for fiscal year 2001.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE 'FOR' RATIFICATION OF PRICEWATERHOUSECOOPERS LLP.

                                 OTHER MATTERS

     As of the date of this proxy statement, the management of the Company knows of no matter not specifically referred to above as to which any action is expected to be taken at the Annual Meeting of Stockholders. It is intended, however, that the persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may properly be brought before the meeting, as seems to them to be in the best interest of the Company and its stockholders.

                             STOCKHOLDER PROPOSALS

     Any stockholder desiring to present a proposal for consideration at the Company's next annual meeting of stockholders must submit the proposal to the Company so that it is received at the principal executive offices of the Company, 43 Bibber Parkway, Brunswick, Maine, 04011, on or before December 22, 2000. Any stockholder desiring to submit a proposal should consult applicable rules and regulations of the Securities and Exchange Commission and the Company's Bylaws.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of the Company's outstanding shares of Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and NASDAQ. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, all required forms were timely filed in 1999 except for one Form 4 covering five sales of shares of Common Stock by Martin S. Grimnes.

                            ------------------------

     THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS FOR FISCAL YEAR 1999 IS BEING MAILED SIMULTANEOUSLY HEREWITH AND CONTAINS THE FINANCIAL STATEMENTS OF THE COMPANY.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FISCAL YEAR 1999 MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO MARTIN S. GRIMNES, CHIEF EXECUTIVE OFFICER, BRUNSWICK TECHNOLOGIES, INC., 43 BIBBER PARKWAY, BRUNSWICK, MAINE, 04011.

                            ------------------------

                             DATED: APRIL 17, 2000

                                                                     BRTCM-PS-00

[X]  PLEASE MARK VOTES
     AS IN THIS EXAMPLE

                        ________________________________
                                    BRUNSWICK
                               TECHNOLOGIES, INC.
                        ________________________________



                          RECORD DATE SHARES: _________

                                [Name and Address
                                 of Shareholder]



                                                  --------------------
                                                  Date
    Please be sure to sign and date this Proxy
----------------------------------------------------------------------


    Stockholder sign here                   Co-owner sign here
----------------------------------------------------------------------


                                       For All                 For All
1.  Election of Directors. To set      Nominees   Withhold     Except
    the number of Directors at seven     [ ]         [ ]        [ ]
    and to elect the following:

    Martin S. Grimnes   Max G. Pitcher
    William M. Dubay    Peter N. Walmsley
    Richard J. Corbin   Kenneth J. Hatten

    NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the nominee(s) name(s). Your shares will be voted for the remaining nominee(s).

                                         For       Against    Abstain
2.  Approval of an amendment             [ ]         [ ]        [ ]
    to the Company's Equity
    Incentive Plan to increase
    the number of available shares
    of common stock available for
    awards from 421,740 to 821,470.

                                         For       Against    Abstain
3.  Ratification of the appointment      [ ]         [ ]        [ ]
    of PricewaterhouseCoopers LLP
    as independent auditors of the
    Company.

4. In his discretion, the Proxy is authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s) thereof.


Mark box at right if an address change or comment has Been noted on the reverse side of this card. [ ]

--------------------------------------------------------------------------------
DETACH CARD                                                          DETACH CARD

                                    BRUNSWICK
                               TECHNOLOGIES, INC.

Dear Shareholder,

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Corporation that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, May 16, 2000.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Brunswick Technologies, Inc.

                        [Name and Address of Shareholder]

                          BRUNSWICK TECHNOLOGIES, INC.
                                43 BIBBER PARKWAY
                             BRUNSWICK, MAINE 04011

                  ANNUAL MEETING OF STOCKHOLDERS - MAY 16, 2000
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned, revoking all prior proxies, hereby appoints Martin S. Grimnes as Proxy, with full power of substitution for and on behalf of the undersigned at the 2000 Annual Meeting of Stockholders of BRUNSWICK TECHNOLOGIES, INC. to be held at the Marriott at Sable Oaks, 200 Sable Oaks Drive, South Portland, Maine 04106, on Tuesday, May 16, 2000, at 10:00 a.m., and at any adjournment or adjournments thereof. The undersigned hereby directs the said Proxy to vote in accordance with his judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.


--------------------------------------------------------------------------------
 PLEASE VOTE, DATE, AND SIGN ON REVERSE AND RETURN PROMPTLY USING THE ENCLOSED
                                    ENVELOPE
--------------------------------------------------------------------------------
Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees, custodians, and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If the shareholder is a corporation, the signature should be that of an authorized officer who should indicate his or her title.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                         DO YOU HAVE ANY COMMENTS?

_____________________________                     ______________________________
_____________________________                     ______________________________
_____________________________                     ______________________________